Exhibit 99.1

American Lorain Corp	CCG Investor Relations
Mr. Alan Jin, CFO	Mr. Crocker Coulson, President
Phone: +86-21-6145-3891	Phone: 646-213-1915
E-mail: alanjin@americanlorain.com	E-mail: crocker.coulson@ccgir.com
www.americanlorain.com
Ms. Linda Salo, Financial Writer
Phone: 646-922-0894
E-mail: Linda.salo@ccgir.com
www.ccgirasia.com

American Lorain Announces Fourth Quarter and Fiscal Year 2008 Results

JUNAN COUNTY, Shandong, China, April 13, 2008 -- American Lorain Corporation (OTC Bulletin Board: ALRC) ("American Lorain" or the "Company"), an international processed foods company based in Shandong Province, People's Republic of China ("PRC"), announced its financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter Highlights

  Revenue increased 66.6% year-over-year to a record $56.7 million

  Gross profit increased 49.6% to $14.3 million

  Gross margin was 25.2%

  Net income increased 5.4% to $6.4 million, compared to $6.1 million for the fourth quarter of 2007

  Diluted earnings per share were $0.25, up from $0.24 a year ago

  Domestic sales accounted for 56.7% of revenue

Fiscal Year 2008 Highlights

  Revenue increased 61.2% year-over-year to $132.4 million

  Gross profit increased 54.5% to $31.1 million

  Gross margin was 23.5%

  Net income increased 50.9% to $14.7 million, compared to $9.7 million for fiscal year 2007

  Diluted earnings per share were $0.58, up from $0.42 a year ago

  Met net income guidance of $13 million to $15 million for fiscal year 2008

  Won bid to enter into $20 million, two-year distribution contract with Yum! Brands

  Leased new facility in Dongguan for processed and convenience food production

  Appointed independent directors Mr. Welkin Chen, Mr. David Yaudoon Chiang and Mr. Maoquan Wei

“The fourth quarter is our seasonally strongest quarter as chestnut harvesting and sales peak this time of year,” said Mr. Si Chen, Chairman and CEO of American Lorain. "Growth in the quarter was mainly due to our strong domestic sales responding to the demand for our products in China and our strategy to transfer our domestic sales to agents. For the fourth quarter of 2008, our domestic sales increased 135.6% in spite of the economic slowdown in China.”

Fourth Quarter 2008 Results

Revenue for the fourth quarter of 2008 increased to $56.7 million, up 66.6% from $34.0 million for the fourth quarter of 2007. Chestnut products accounted for 76.6% of total revenue, compared to 71.7% for the fourth quarter of 2007, increasing by 77.9%.  Convenience food products accounted for 14.6% of revenue, compared to 11.4% for the corresponding quarter prior year, increasing by 112.4%.  Frozen, canned, and bulk food products accounted for 8.8% of revenue, compared to 16.8% for the same period of 2007, constituting a year-over-year decrease of 12.5%.

American Lorain's revenue growth in the fourth quarter of 2008 was mainly the result of strong domestic sales of both chestnut products and convenience food products. Domestic sales accounted for 56.7% of revenue for the fourth quarter of 2008, compared to 40.1% for the fourth quarter of 2007.  Exports increased 20.5% to $24.6 million for the fourth quarter of 2008 from $20.4 million for the fourth quarter of 2007.

Gross profit amounted to $14.3 million for the fourth quarter of 2008, an increase of 49.6% from $9.5 million for the fourth quarter of 2007. Gross margin was 25.2% for the fourth quarter of 2008 compared to 28.1% in the corresponding quarter for 2007, mainly due to increased overhead and increased raw material costs for convenience food and frozen, canned and bulk food products.

Total operating expenses for the fourth quarter of 2008 were $5.7 million, or 10.0% of revenue, compared to $2.3 million, or 6.7% of revenue, in the fourth quarter of 2007. The increase in operating expenses was mainly due to increased selling and marketing expenses due to a shift from exports to domestic sales, the expansion of distribution from 19 provinces to 26 provinces, the introduction of new convenience food products, and marketing and promotional campaigns for chestnut and convenience food products.

Income from operations for the fourth quarter of 2008 was $8.6 million, an increase of 18.7% from $7.3 million for the fourth quarter of 2007. Operating margin was 15.2% for the fourth quarter of 2008 compared to 21.4% for the fourth quarter of 2007.

Earnings before taxes were $8.0 million for the fourth quarter of 2008, an increase of 3.2% from $7.7 million for the corresponding quarter of 2007. The relatively modest year-over-year growth was partially due to the Company receiving $1.0 million in non-operating income from government grants in the fourth quarter of 2007 to cover fire expenses incurred earlier in the year.

Net income for the fourth quarter of 2008 was $6.4 million, or $0.25 per diluted share, compared to $6.1 million, or $0.24 per diluted share, for the fourth quarter of prior year. Basic and diluted weighted average share count was 25.2 million for the fourth quarter of 2008.

Fiscal Year 2008 Results

Revenue for fiscal year 2008 was $132.4 million, an increase of 61.2% from $82.1 million for the same period last year. Gross profit was $31.1 million, or 23.5% of revenue, an increase of 54.5% from $20.2 million, or 24.6% of revenue, for fiscal year 2007. Operating income was $20.9 million, or 15.8% of revenue, an increase of 42.6% from $14.7 million, or 17.9% of revenue, for fiscal year 2007. Net income for fiscal year 2008 was $14.7 million, compared to net income of $9.7 million for the same period a year ago. Diluted earnings per share for fiscal year 2008 was $0.58, compared to $0.42 per diluted share for the same period a year ago.

Financial Condition

As of December 31, 2008, American Lorain had $2.8 million in cash and equivalents, short term bank loans and notes payable of $24.8 million and $0.6 million in long-term debt. At quarter end, the Company had a current ratio of 1.6 and $24.1 million in working capital. Days sales outstanding for the fiscal year ended December 31, 2008 were 80, while days inventory outstanding were 77 for the same period, compared to 99 days and 89 days respectively for the fiscal year ended December 31, 2007. For the fiscal year ended December 31, 2008, the Company’s inventories totaled $24.8 million, due to accumulation of inventories after chestnut harvest season in August. Shareholders' equity stood at $62.6 million as of December 31, 2008 compared to $44.5 million at year-end 2007.

During the year ended December 31, 2008, the Company generated $19.5 million in cash from operating activities, mainly due to net income and lower receivables. Net cash used in investing activities totaled $20.3 million in fiscal year 2008, primarily due to construction of refrigerated storage, vegetable tents and of comprehensive workshops for the processing of chestnut and other food products in 2008.

Business Outlook

American Lorain anticipates further expanding domestic distribution of its high-end chestnut products while simultaneously adding more products into its convenience food product portfolio. During 2009, the Company expects to promote new convenience food products, such as bean products and meal combo products to reduce the seasonality of revenue.

Going forward in 2009, the Company plans to focus on cash flow management. Part of the strategy involves transferring sales to agents, while simultaneously tightening payment terms.

“In terms of domestic distribution, we plan to continue our cooperation with third parties, which includes transferring the majority of domestic sales to agents by the end of 2009. Utilizing agents enables us to expand the reach of our distribution, while improving cash flow management. Agents in general do not pay us by credit.” said Mr. Chen. “We expect lower double-digit or high single-digit revenue growth in fiscal year 2009, with the main driver of growth being domestic chestnut and convenience food sales. We are currently running 21 production lines at capacity and plan to focus on optimizing our production in 2009. Instead of constructing new production and deep-freezing lines, we plan to meet any capacity expansion needs by leasing production capacity or utilizing an Original Equipment Manufacture (“OEM”) business model, allowing us to maintain the flexibility of our production while reducing additional investment needs.”

Conference Call

The Company will conduct a conference call on Tuesday, April 14, 2009, at 9:00 AM EDT, to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2008.

To participate in the event by telephone, please dial 800 688 0796 five minutes prior to the start time (to allow time for registration) and reference the conference ID 700 950 61. International callers should dial 617 614 4070.

A digital replay of the call will be available from Tuesday, April 14 at 11:00 a.m. EDT for 14 days. To listen to the replay, dial 888 286 8010 and enter the conference ID number 97493067. International callers should dial 617 801 6888 and enter the same conference ID number.  The replay will also be available on the company's website www.americanlorain.com.

About American Lorain Corporation

American Lorain Corporation (“American Lorain” or the “Company”) is a Delaware corporation that develops, manufactures and sells various food products. The Company’s products include chestnut products; convenience foods (including cut fruit and premixed salads, ready-to-cook meals, and ready-to-eat meals); and frozen, canned and bulk foods. The Company currently sells over 234 products to 26 provinces and administrative regions in China as well as to 42 foreign countries. The Company operates through its four direct and indirect subsidiaries and one leased factory located in China. For more information about American Lorain, please visit our website at www.americanlorain.com.

Forward-Looking Statements

Statements contained herein that relate to the Company’s future performance, including statements with respect to forecasted revenues, margins, cash generation and capital expenditures are "forward-looking statements”. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated.  Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected.  Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly the current downturn in the worldwide economy; our ability to obtain adequate supplies of raw materials; our ability to manage our expansion strategy; changes in foreign currency exchange rates; government regulation; difficulties in new product development; changing consumer tastes in disparate markets worldwide and our ability to address those changes; our ability to attract and retain highly qualified personnel; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AMERICAN LORAIN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

	FOR THE THREE MONTHS ENDED DECEMBER 31		FOR THE YEARS ENDED DECEMBER 31
	2008	2007	2008	2007

Revenue	$56,680,197	$34,018,844	$132,360,317	$82,094,963
Cost of revenues	(42,394,020)	(24,469,354)	(101,213,340)	(61,932,474)

Gross profit	$14,286,177	$9,549,490	$31,146,977	$20,162,490

Operating expenses Selling and marketing expenses	(4,100,092)	(1,375,835)	(6,166,248)	(2,623,138)
General and administrative expenses	(1,567,748)	(910,085)	(4,047,988)	(2,864,813)

Operating Income	$8,618,337	$7,263,570	$20,932,741	$14,674,539
Investment income	-	4,769	-	4,769
Government subsidy income	291,052	980,383	328,687	1,373,280
Interest income	30,799	209,010	99,411	209,010
Other income	31,490	120,229	251,317	155,467
Other expenses	(113,445)	(69,637)	(161,726)	(1,445,780)
Interest Expense	(868,751)	(767,859)	(2,769,597)	(2,376,088)

Earnings before tax	$7,989,482	$7,740,465	$18,680,833	$12,595,196
Income tax	(1,214,863)	(1,162,657)	(3,003,265)	(2,134,916)

Income before minority interests	$6,774,619	$6,577,808	$15,677,568	$10,460,279
Minority interests	(378,978)	(508,500)	(974,190)	(715,359)

Net income	6,395,641	6,069,308	14,703,378	9,744,920
Earnings per share
basic	$0.25	$0.24	$0.58	$0.43
diluted	0.25	0.24	0.58	0.42
Weighted average shares outstanding
basic	25,177,644	24,923,179	25,172,640	22,554,210
diluted	25,177,644	25,626,780	25,172,640	23,177,268

AMERICAN LORAIN CORPORATION

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

	2008	2007
ASSETS
Current assets
Cash and Cash equivalents	$2,841,339	$6,769,973
Restricted Cash	3,715,998	2,021,839
Short-term Investment	113,069	7,246
Trade accounts receivable	25,293,326	32,859,688
Other receivables	5,107,719	7,552,976
Inventory	24,827,922	17,903,344
Advance to Suppliers	415,009	5,357,951
Prepaid Expenses and Taxes	1,228,648	916,774

Total current assets	$63,543,030	$73,389,790

Property, plant and equipment, net	40,201,686	24,022,181
Land use rights, net	3,950,927	3,047,021

TOTAL ASSETS	$107,695,643	$100,458,992

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	$14,414,996	$24,077,504
Notes payable	5,208,485	2,734,444
Accounts payable	6,072,883	6,251,833
Income tax payable	2,682,658	1,121,528
Current maturities of long term debts	-	-
Accrued liabilities and other payables	10,291,237	16,784,108
Customers deposits	748,732	957,642

Total current liabilities	$39,418,991	$51,927,058
Long-term bank loans	576,975	102,542

TOTAL LIABILITIES	$39,995,966	$52,029,600

	2008	2007

Minority interests	$5,122,021	$3,887,021

STOCKHOLDERS’ EQUITY
Common Stock, $0.001 par value, 200,000,000 shares authorized; 25,172,640 and 24,923,178 shares issued and outstanding as of December 31, 2008 and 2007, respectively	25,172	24,923
Additional paid-in-capital	24,187,019	24,187,268
Statutory reserves	5,438,723	4,497,647
Retained earnings	27,748,126	13,985,824
Accumulated other comprehensive Income	5,178,616	1,846,708
	$62,577,656	$44,542,370

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,695,643	$100,458,992

AMERICAN LORAIN CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007
(Stated in US Dollars)

	2008	2007
Cash flows from operating activities
Net income	$14,703,377	$9,744,920
Minority interest	974,191	964,666
Fire Loss		1,392,379
Depreciation	1,273,935	802,927
Amortization	158,428	17,798
(Increase)/decrease in accounts & other receivables	14,642,687	(23,809,252)
(Increase)/decrease in inventories	(6,924,578)	(8,560,781)
Increase/(decrease) in accounts and other payables	(5,319,600)	15,862,094

Net cash (used in)/provided by operating activities	$19,508,440	$(3,585,249)

Cash flows from investing activities
Purchase of plant and equipment	(13,928,921)	(7,657,346)
Purchase of biological assets		(2,784,136)
Increase of construction in progress	(3,524,520)	(2,258,097)
(Increase)/decrease in restricted cash	(1,694,159)	527,482
Payment of land use rights	(1,062,334)	(287,344)
Investments in securities	(105,823)	19,374

Net cash used in investing activities	$(20,315,757)	$(12,440,067)

Cash flows from financing activities
Issue of common stock	-	17,347,638
Dividend paid		-
Proceeds from notes	2,474,041
Bank borrowings	35,327,917	25,645,795
Bank repayment	(45,936,138)	(23,329,333)

Net cash provided by/(used in) financing Activities	$(8,134,180)	$19,664,100

Net in cash and cash equivalents (used)/sourced	(8,941,497)	3,638,784

Effect of foreign currency translation on cash and cash equivalents	5,012,863	840,513

Cash and cash equivalents–beginning of year	6,769,973	2,290,676

Cash and cash equivalents–end of year	$2,841,339	$6,769,973

Supplementary cash flow information:
Interest received	$99,411	$209,010
Interest paid	2,769,597	2,293,442
Taxes Paid	3,003,265	740,943

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